Exhibit 10.34

Promissory Note Amendment

(Christopher Knight)

This Promissory Note Amendment (this "Amendment") amends that certain Promissory Note dated November 15, 2005 issued by DrTattoff, LLC ("Maker") to the undersigned in the original principal amount of $12,000 (the "Promissory Note").

The Promissory Note is due on demand by the undersigned. The undersigned hereby agrees that the Promissory Note shall mature and be due and payable in full on the earlier of April 1, 2008 or the closing of "Series B" round of financing of Maker that is currently contemplated by Maker in connection with and after the prospective merger by Maker with Lifesciences Opportunities Incorporated.

/s/ Christopher Knight
Christopher Knight

Dated: July 3, 2007